News Release



Contacts:

Media Contact:

Jim Kerr, 215-986-5795
jim.kerr@unisys.com


Investor Contact:

Niels Christensen, 215-986-6651
niels.christensen@unisys.com



UNISYS CORPORATION ANNOUNCES EXPIRATION OF TENDER OFFER FOR CERTAIN OUTSTANDING NOTES

BLUE BELL, PA, April 11, 2011 - Unisys Corporation (NYSE: UIS) announced today that its tender offer for its outstanding 14 1/4% Senior Secured Notes due 2015 (the "First Priority Notes") and 12 3/4% Senior Secured Notes due 2014 (the "Second Priority Notes" and together with the First Priority Notes, the "Notes") expired at 5:00 P.M., New York City time, on April 8, 2011.

Holders validly tendered $134,798,000 in aggregate principal amount of the First Priority Notes and $191,033,000 in aggregate principal amount of the Second Priority Notes. In accordance with the terms of the tender offer, the company has accepted for purchase all of the First Priority Notes validly tendered (and not validly withdrawn) and $44,066,000 in aggregate principal amount of the Second Priority Notes validly tendered (and not validly withdrawn). Because the consideration payable for the aggregate principal amount of Notes validly tendered (and not validly withdrawn) exceeded the maximum payment amount of $220 million, the company accepted the Second Priority Notes for purchase from tendering holders on a pro rata basis, using a proration factor of approximately 23.1%. The company expects to make payment today, April 11, 2011, for the Notes accepted for purchase. The complete terms and conditions of the tender offer are described in the Offer to Purchase, dated February 22, 2011, and the related letter of transmittal.

As previously announced, the company also recently redeemed $86.3 million in aggregate principal amount of the First Priority Notes and $124.7 million in aggregate principal amount of the Second Priority Notes, using the proceeds from the sale of 2,587,500 shares of its 6.25% Mandatory Convertible Preferred Stock, Series A, at an initial liquidation preference of $100 per share (the "Mandatory Convertible Preferred Stock"). The annualized dividend on the Mandatory Convertible Preferred Stock will be approximately $16 million until the mandatory conversion date of March 1, 2014. An aggregate principal amount of $25.5 million of the First Priority Notes and an aggregate principal amount of $206.2 million of the Second Priority Notes remain outstanding.

Goldman, Sachs & Co. and Citi acted as dealer managers in connection with the tender offer. Questions regarding the tender offer may be directed to Goldman, Sachs & Co. at (212) 902-5183 (collect) or (800) 828-3182 (U.S. toll-free) or to Citigroup Global Markets Inc. at (212) 723-6106 (collect) or (800) 558-3745 (U.S. toll-free). Inquiries may also be directed to Global Bondholder Services Corporation, which served as the information agent and depositary for the tender offer, at (212) 430-3774 (for banks and brokers) or (866) 937-2200 (U.S. toll-free).

About Unisys
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 23,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.


Forward-Looking Statements
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the company's ability to drive profitable growth in consulting and systems integration; the company's ability to take on, successfully implement and grow outsourcing operations; market demand for the company's high-end enterprise servers and maintenance on those servers; the potential adverse effects of aggressive competition in the information services and technology marketplace; the company's ability to retain significant clients; the company's ability to effectively anticipate and respond to volatility and rapid technological change in its industry; the adverse effects of global economic conditions; the company's significant pension obligations and potential requirements to make significant cash contributions to its defined benefit pension plans; the success of the company's program to reduce costs, focus its global resources and simplify its business structure; the risk that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may subject it to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally when more than half of the company's revenue is derived from international operations; the company's ability to access capital and credit markets to address its liquidity needs; the potential for infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; the business and financial risk in implementing future dispositions or acquisitions; and the company's ability to use its U.S. federal net operating loss carryforwards and other tax attributes. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.

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RELEASE NO.: 0411/9031

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.